EXHIBIT 99.1

Apollo Appoints Former U.S. Senator Patrick Toomey to Board of Directors

NEW YORK, Feb. 22, 2023 -- Apollo Global Management, Inc. (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”) today announced former U.S. Senator Patrick Toomey has been appointed to its Board of Directors, effective March 15, 2023. With this appointment, the Apollo Board of Directors will increase to 17 directors, 13 of whom are independent.

Mr. Toomey represented Pennsylvania in the U.S. Senate from 2011 to 2023, serving on the Senate Banking, Housing, and Urban Affairs, Budget, and Finance Committees, as well as the Joint Economic Committee and the Joint Select Committee on Deficit Reduction. He chaired the Subcommittee on Financial Institutions and Consumer Protection. Mr. Toomey previously served in the U.S. House of Representatives from 1999 to 2005, where he was a member of the House Budget Committee. He began his career in financial services at Chemical Bank and then Morgan, Grenfell & Co. Mr. Toomey has a B.A. in political science from Harvard University.

Marc Rowan, Chief Executive Officer of Apollo, said, “I am pleased to welcome Pat Toomey to the Apollo Board and am confident that he will be a tremendous asset to our firm. Pat has a reputation for independent thinking and leadership experience in policy areas relevant to Apollo’s business. His appointment also underscores our commitment to best-in-class corporate governance, with oversight from a Board that is two-thirds independent and representative of diverse perspectives and deep experience across a variety of sectors and industries.”

Jay Clayton, non-executive Chair of the Board, said, “Beyond Pat’s public policy experience, his leadership, vision and reputation for collaboration will add significant value to the Board. I look forward to working closely with Pat and the entire Board to continue generating value for shareholders and delivering for clients across the integrated Apollo ecosystem.”

Pat Toomey said, “After 18 years in the public sector, I am excited to bring my differentiated perspectives to the Board of Apollo, a firm that plays an important role in generating retirement income for millions of savers and providing capital for business growth.”

About Apollo

Apollo is a high-growth, global alternative asset manager. In our asset management business, we seek to provide our clients excess return at every point along the risk-reward spectrum from investment grade to private equity with a focus on three investing strategies: yield, hybrid, and equity. For more than three decades, our investing expertise across our fully integrated platform has served the financial return needs of our clients and provided businesses with innovative capital solutions for growth. Through Athene, our retirement services business, we specialize in helping clients achieve financial security by providing a suite of retirement savings products and acting as a solutions provider to institutions. Our patient, creative, and knowledgeable approach to investing aligns our clients, businesses we invest in, our employees, and the communities we impact, to expand opportunity and achieve positive outcomes. As of December 31, 2022, Apollo had approximately $548 billion of assets under management. To learn more, please visit www.apollo.com.

Apollo Forward-Looking Statements

This press release contains forward-looking statements that are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this press release the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. Apollo believes these factors include but are not limited to those described under the section entitled “Risk Factors” in Apollo's quarterly reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2022 and November 8, 2022, as such factors may be updated from time to time in Apollo's periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in Apollo’s filings with the SEC. Apollo undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. This press release does not constitute an offer of any Apollo fund.

Contacts

Noah Gunn

Global Head of Investor Relations

Apollo Global Management, Inc.

(212) 822-0540

IR@apollo.com

Joanna Rose

Global Head of Corporate Communications

Apollo Global Management, Inc.

(212) 822-0491

Communications@apollo.com